Exhibit 10.1

AMENDED AND RESTATED

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amended and Restated First Amendment to Employment Agreement (the “Amendment”) is executed on this 18th day of July 2016, and made effective as defined below (the “Effective Date”), by and between Christopher Missling, PhD (hereinafter referred to as “Executive”) and Anavex Life Sciences Corp. (“Employer” and, together with its subsidiaries, the “Company”) and serves to (i) amend and restate that certain First Amendment to Employment Agreement, dated July 5, 2016, and (ii) amend that certain Employment Agreement dated June 27, 2013 (the “Employment Agreement”) by and between Executive and the Company. Except as otherwise provided herein in the Amendment, capitalized terms used in this Amendment shall have the same meanings given to them in the Employment Agreement. Executive and Company are collectively referred to as the “Parties” and singularly referred to as “Party.”

RECITALS

WHEREAS, Executive currently is employed by the Company pursuant to the terms of the Employment Agreement (attached hereto as Exhibit 1); and

WHEREAS, the Parties desire to amend the Employment Agreement as described below, but to otherwise maintain in effect in full all other terms of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AMENDMENT

1.     ADOPTION OF RECITALS. The Parties adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Amendment.

2.     SECTION 1. The Parties agree that Section 1 of the Employment Agreement shall be amended and restated as follows:

1. Term. The term of your employment hereunder shall commence on July 5th, 2016 (the “Start Date”) and shall end on the earliest of (i) July 5th, 2019, (ii) the date on which your employment is terminated by Company or you pursuant to Paragraph 10 or (iii) the date of your death or the date of termination of your employment by reason of incapacity (determined in accordance with Paragraph 8) (the “Employment Term”). The period from the Start Date until July 5th, 2019, regardless of any earlier termination, shall hereinafter be referred to as the “Original Employment Term”.

3.     SECTION 2. The Parties agree that Section 2 of the Employment Agreement shall be amended by deleting the words “and “Chief Financial Officer” ”, and the following paragraph shall be deleted from Section 2 of the Employment Agreement:

“Notwithstanding the foregoing, you shall be permitted to serve (i) as an employee, consultant, officer and/or director of, and provide services to, Brimberg and R.F. Lafferty, and (ii) on the board of directors of any other company or entity, except for companies that do compete directly with the Company’s principal line of business within the United States.”

4.     SECTION 3. The Parties agree that Section 3 of the Employment Agreement shall be amended and restated as follows:

3. Cash Compensation.

(a)	Base Salary. In consideration for the services performed by you pursuant to this Agreement, the Company shall pay to you, and you will be entitled to receive and hereby agree to accept, an initial annual base salary of $500,000 Dollars, subject to increases in the discretion of the Board or its Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment practices.

The Compensation Committee of the Board (the “Compensation Committee”) may review your salary at least annually and may increase (but not decrease, including as it may be increased from time to time) the Base Salary. The result of any such review shall be reported to you by the Compensation Committee promptly after it occurs.

(b)	Annual Bonus Compensation. In addition to your Base Salary, during the Employment Term you shall be eligible to earn an annual cash bonus for each whole or partial calendar year during the Employment Term, (the “Bonus”) of up to $100,000. Commencing July 5th, 2016, your target bonus for each calendar year during the Employment Term shall be twenty percent (20%) of annualized Base Salary, as in effect on July 5th, 2016 of each applicable performance year; provided that the Compensation Committee may review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the target bonus. The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of certain performance goals, your actual Bonus may be less than, greater than or equal to the Target Bonus. Your actual Bonus shall be determined by the Board of Directors, with suggestions from the Compensation Committee, at the end of each whole year during the Employment Term.

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(c)	Your Bonus for each whole calendar year during the Employment Term, beginning with 2016, will be based upon achievement of performance goals established by the Compensation Committee, which may include individualized performance goals applicable uniquely to you. The Company shall deliver to you a list of that year’s performance goals by end of 1st quarter of each year.

5.     SECTION 4. The Parties agree that Section 4 of the Employment Agreement shall be amended and restated as follows:

4. Stock Options. In addition to your Base Salary and Bonus, you shall receive the following stock option grants:

(i)	On July 5, 2016, Two Million Dollars ($2,000,000) of options for shares of the Company’s Common Stock, which was equal to 379,625 shares, at an exercise price of $6.26, which shall vest quarterly over three (3) years commencing on October 5, 2016;

(ii)	On July 18, 2016, options to purchase 861,429 shares of the Company’s Common Stock at an exercise price of $7.06, which options shall vest quarterly over three (3) years commencing on October 18, 2016.

The options issued on July 5, 2016 were based on the Black Scholes formula and have an exercise price equal to the closing price of the Common Stock on that grant date. Upon a Change in Control, all previously granted but unvested stock options shall vest.

6.     NOTICES. The Parties agree that the following shall be added to the Employment Agreement as Section 13:

13.           Notices. For the purpose of this Agreement, notices and all other communications to either Party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered in person, mailed by certified mail, return receipt requested or recognized overnight delivery service and (b) transmitted via facsimile or electronic mail.

If to the Company:	Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor New York, NY 10019
Telephone: 1-844-689-3939
Facsimile: ________________
Attention: ________________
E-mail: ________________

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With a copy to:	K&L Gates LLP
Southeast Financial Center – 39th Floor
200 South Biscayne Blvd.
Miami, FL 33131-2399
Telephone: 305-539-3300
Facsimile: 305-358-7095
Attention: Clayton Parker, Esq.
E-mail: clayton.parker@klgates.com

If to the Executive:	Christopher Missling, PhD
c/o Anavex Life Sciences Corp.
51 West 52nd Street, 7th Floor New York, NY 10019
Telephone: 1-844-689-3939
E-mail: cmissling@anavexcorp.com

or to such other address as either party shall designate by giving written notice of such change to the other party.

7.     FULL FORCE AND EFFECT. Except as expressly amended herein, all other terms and provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects. The Parties mutually acknowledge and agree that any and all other prior agreements, offer letters or contracts between Executive and the Company, are declared null and void with no legal effect as of the date this Amendment is executed by the Parties.

8.     FURTHER AMENDMENTS. The Employment Agreement shall further be amended wherever appropriate to reflect the changes indicated above.

9.     RIGHT TO REVIEW AND TO SEEK COUNSEL. The Executive acknowledges that K&L Gates LLP represents only the Company in this Amendment and does not represent the interests of the Executive and has not advised the Executive in connection with this Amendment. The Executive further acknowledges that he has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Amendment, and the Executive represents and warrants to the Company (a) that he has sought such independent counsel and advice as he has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

10.   GOVERNING LAW. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of law.

11.   HEADINGS AND CAPTIONS. The titles and captions of paragraphs and subparagraphs contained in this Amendment are provided for convenience of reference only, and shall not be considered terms or conditions of this Amendment.

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12.   VALIDITY. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

13.   COUNTERPARTS. This Amendment may be executed in one or more counterparts, by facsimile or electronically, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. For purposes of legal enforcement of this Agreement (i.e., by a court of law or equity or in arbitration), a copy or scanned version of this Agreement shall constitute an original.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on July 18, 2016.

COMPANY:		EXECUTIVE:

ANAVEX LIFE SCIENCES CORP.		CHRISTOPHER MISSLING, PHD

By:	/s/Sandra Boenisch	By:	/s/Christopher Missling

Name:	Sandra Boenisch

Title:	Principal Financial Officer

EXHIBIT 1

Mr. Christopher Missling, PhD

c/o Anavex Life Sciences Corp.

New York, NY

Dear Dr. Missling,

June 27, 2013

Anavex Life Sciences Corporation, a Nevada corporation (“Employer” and, together with its subsidiaries, the “Company”), agrees to employ Christopher Missling, PhD (“you”), and you agree to accept such employment upon the following terms and conditions set forth in this agreement (this “Agreement”).

1. Term. The term of your employment hereunder shall commence on July 5th, 2013 (the “Start Date”) and shall end on the earliest of (i) July 5th, 2016, (ii) the date on which your employment is terminated by Employer or you pursuant to Paragraph 10 or (iii) the date of your death or the date of termination of your employment by reason of incapacity (determined in accordance with Paragraph 8) (the “Employment Term”). The period from the Start Date until July 5th, 2016, regardless of any earlier termination, shall hereinafter be referred to as the “Original Employment Term”.

2. Titles and Authority.

(a) Officer Positions and Reporting Lines. During the Employment Term, you shall have the title of “President and Chief Executive Officer” and “Chief Financial Officer” of Employer and shall have the powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of Employer. During the Employment Term, you will report solely and directly to the board of directors of Employer (the “Board”). You hereby accept such employment and agree to devote substantial business and professional time and energy to the business and affairs of the Company.

Notwithstanding the foregoing, you shall be permitted to serve (i) as an employee, consultant, officer and/or director of, and provide services to, Brimberg and R.F. Lafferty, and (ii) on the board of directors of any other company or entity, except for companies that do compete directly with the Company’s principal line of business within the United States.

(b) Service on the Board. You shall serve as a member of the Board upon Start Date. During the Employment Term, the Board shall nominate you for reelection to the Board at the expiration of each term of office, and you agree to serve as a member of the Board for each period for which you are so elected.

3. Cash Compensation.

(a) Base Salary. In consideration for the services performed by you pursuant to this Agreement, the Company shall pay to you, and you will be entitled to receive and hereby agree to accept, an initial monthly base salary of Twenty Thousand Dollars ($20,000), subject to increases in the discretion of the Board or its Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment practices.

The Compensation Committee of the Board (the “Compensation Committee”) may review your salary at least annually and may increase (but not decrease, including as it may be increased from time to time) the Base Salary. The result of any such review shall be reported to you by the Compensation Committee promptly after it occurs.

(b) Annual Bonus Compensation. In addition to your Base Salary, during the Employment Term you shall be eligible to earn an annual bonus for each whole or partial calendar year during the Employment Term, determined and payable as follows (the “Bonus”):

(i)

Your Bonus for each whole calendar year during the Employment Term, beginning with 2013, will be based upon achievement of one or more performance goals established by the Compensation Committee, which may include individualized performance goals applicable uniquely to you. The Employer shall deliver to you a list of that year’s performance goals by end of 1st quarter of each year.

(ii)

Commencing July 5th, 2013, your target bonus for each calendar year during the Employment Term shall be one hundred percent (100%) of annualized Base Salary, as in effect on July 5th of each applicable performance year; provided that the Compensation Committee may review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the target bonus. The result of any such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of performance goal(s) referred to in Paragraph 3(b)(i), your actual Bonus may be less than, greater than or equal to the Target Bonus.

4. Stock Options and Related Incentive Plans. In addition to your Base Salary and Bonus, you shall receive the following grants:

(i)

Sign on Options. You shall receive upon the execution of this Agreement a fully vested option (the “Sign on Option”) to purchase Two Million (2,000,000) shares of Anavex Common Stock (“Common Stock”). The Sign on Option shall have an exercise price equal to the Fair Market Value of the Common Stock on the execution date of this Agreement (“Grant Date”). As of the Grant Date, the Company has closed a private placement transaction for 2,196,133 shares of restricted shares of the Company at a price of $.40 per share (such price, the “Fair Market Value”). The Company deems that such sales constitute the Fair Market Value as of the date hereof for the all of the securities issued to you under this Agreement.

(ii)

Sign on Restricted Stock Grant.

(a)	You shall receive upon the execution of this Agreement, Four Million (4,000,000) Shares of Common Stock (the “Restricted Stock”).

(b)	The Restricted Stock shall vest upon:

a.	the following milestone schedule:

º	1/4 shall vest upon the Company starting the Phase Ib/IIb human study;
º	1/4 shall vest upon the Company in-licensing additional assets (e.g. valuable IP, compounds or drug products) in clinical or pre-clinical stage;
º	1/4 shall vest upon the Company securing additional non-dilutive equity funding in 2013 (i.e. at share price higher than the previous funding) of at least $5M in cash;
º	1/4 shall vest upon the Employer or any of its subsidiaries listing at a major stock exchange like NYSE, NYSE MKT or NASDAQ.

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You shall have the authority to direct and carry out the milestones set forth above.

(iii)

In addition to any other bonus compensation afforded you hereunder, the Employer shall annually issue bonus compensation to you in an amount equal to the aggregate of all taxes due upon the vesting of the Restricted Stock. If the Employer does not have sufficient working capital and/or funding capability to timely make the payments required under this subsection (defined as payment amount is more than 15% of Company’s treasury), the Employer shall be entitled to make such payment in shares of Common Stock of the Employer.

(iv)

In the case of a Change in Control (as defined in Paragraph 9 below), all of the Restricted Stock shall fully vest.

5. Benefits.

(a) During the Employment Term, you shall be entitled to participate in such life and medical insurance, pension and other employee benefit plans as the Company may have or establish from time to time. You shall be entitled to four (4) weeks paid vacation during each calendar year during the Employment Term.

(b) Employer shall provide you with appropriate, in your discretion, life insurance during the Employment Term at Employer’s cost, the beneficiary or beneficiaries of which shall be designated by you or the assignee of such policy.

6. Business Expenses, Perquisites.

(a) During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder.

(b) Employer shall pay all fees and expenses of your counsel and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in accordance with Paragraph 10.

(c) Employer shall provide and maintain adequate D&O insurance throughout the Employment Term and in any case in an amount not less than Two Million Dollars ($2,000,000).

7. Confidential Information.

(a) Company Information. You agree at all times during the term of your employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. You understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom you called with whom you became acquainted during the term of your employment), software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.

You further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

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(b) Former Employer Information. You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company’s agreement with such third party.

(d) Employer Ownership. The results and proceeds of your services to the Company, whether or not created during the Employment Term, including, without limitation, any works of authorship resulting from your services and any works in progress resulting from such services, shall be works-made-for-hire and Employer shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, with the right to use, license or dispose of the works in perpetuity in any manner Employer determines in its sole discretion without any further payment to you, whether such rights and means of use are now known or hereafter defined or discovered.

8. Incapacity. In the event you become totally medically disabled and you will not be able to substantially perform your duties for at least six (6) consecutive months or a total of one hundred eighty (180) days during any two hundred seventy (270) day period, the Board, at any time after such disability has continued for sixty (60) consecutive days, may determine, provided such determination is made while the disability is still in effect, that Employer requires such duties and responsibilities be performed by another executive. In the event that you become “disabled” within the meaning of such term under Employer’s Short-Term Disability (STD) and its Long-Term Disability (LTD) program, you will first receive benefits under the STD program for the first twenty-six (26) weeks of absence in accordance with such program, which will be equal to your salary, and the amount of such benefits will offset any salary that otherwise would be paid to you pursuant to this Agreement. Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms.

For purposes of this Agreement, you will be considered to have experienced a termination of employment with Employer as of the date you first become eligible to receive benefits under the LTD program, and until that time you shall be treated for all purposes of this Agreement as an active employee of Employer. Upon receipt of benefits under the LTD program, you will also be entitled to receive the following in accordance with the payment provisions set forth in Paragraph 9(d)(iii) and subject to the provisions of Paragraph 9(d)(v):

(i)

Employer will pay your Accrued Compensation and Benefits;

(ii)

Employer will pay you a prorated Bonus for the year of your termination of employment based on your Target Bonus and the number of calendar days of such year elapsed through the date of your termination of employment;

(iii)

all of your outstanding unvested options will vest, and all such options and all of your outstanding options that have previously vested will remain exercisable for the greater of three years and the period provided for under the terms of the applicable award agreement, but in no event beyond their normal expiration date;

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(iv)

all of your unvested and outstanding restricted stock and/or restricted stock units and any other type of equity awards that are then unvested and outstanding, in each case, as of the date on which the Employment Term ends shall vest and be settled within ten (10) business days after your termination date; and

(v)

Employer will continue to provide you with life insurance coverage as set forth in Paragraph 5(b) until the end of the Original Employment Term or, if earlier, the date on which you become eligible for at least as much insurance coverage from a third party employer at such employer’s expense; provided, however, that Employer may decrease the amount of life insurance coverage it provides you so long as the amount of such coverage that it continues to provide, and the amount of such coverage provided to you from a third party employer at such employer’s expense, aggregates at least the amount set forth in Paragraph 5(b).

9. Change in Control. Change in Control means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

10. Termination.

(a) Termination for Cause. Employer may, at its option, terminate your employment for Cause (as defined below). For purposes of this Agreement, termination of your employment for “Cause” shall mean termination of your employment due to any of the following:

(i)

your engaging or participating in intentional acts of material fraud against the Company;

(ii)

your willful misfeasance having a material adverse effect on the Company (except in the event of your incapacity as set forth in Paragraph 8);

(iii)

your conviction of a felony;

(iv)

your willful unauthorized disclosure of trade secret or other confidential material information of the Company;

(v)

your terminating your employment without Good Reason (as defined below) other than for death or incapacity pursuant to Paragraph 8 (it being understood that your terminating your employment during the Original Employment Term without Good Reason prior to the end of the Original Employment Term shall constitute “Cause”);

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(vi)

your willful and material violation of any policy of the Company that is generally applicable to all employees or all officers of the Company including, but not limited to, policies concerning insider trading or sexual harassment, Supplemental Code of Ethics for Senior Financial Officers, and Employer’s Business Conduct Statement;

(vii)

your willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities whether or not related to your employment with the Company (an “Investigation”), after being instructed by the Board to cooperate or your willful destruction of or knowing and intentional failure to preserve documents of other material known by you to be relevant to any Investigation; or

(viii)

your willful and material breach of the provisions of this Agreement.

For purposes of the foregoing definition, an act or omission shall be considered “willful” if done, or omitted to be done, by you with knowledge and intent. Anything herein to the contrary notwithstanding, Board will give you written notice, not more than thirty (30) calendar days after the occurrence of the event constituting “cause” comes to the attention of another “executive officer” of Employer (as defined by the rules and regulations of the Securities Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended), prior to terminating this Agreement for the cause set forth in clauses (i), (ii) (iv), (vi), (vii) and (viii) above. Such notice shall set forth the nature of any alleged misfeasance in reasonable detail and the conduct required to cure such misfeasance. Except for a breach which cannot by its nature be cured, you shall have thirty (30) calendar days from your receipt of such notice within which to cure and within which period Employer cannot terminate this Agreement for the stated reasons, and, if so cured, after which period Employer cannot terminate your employment under this Agreement for the stated reasons. For purposes of this Agreement, no such purported termination of your employment for cause set forth in clauses (i), (ii), (iv), (vi), (vii) and (viii) above shall be effective without such notice.

(b) Good Reason Termination. Upon written notice to Employer, you may terminate your employment hereunder for “Good Reason” at any time during the Original Employment Term not more than thirty (30) calendar days after you become aware of the occurrence of the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) calendar days after the date it is given. Employer shall have thirty (30) calendar days from the giving of such notice within which to cure and within which period you cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which you cannot terminate your employment under this Agreement for the stated reasons; provided, however, that this sentence shall not apply with respect to events which by their nature cannot be cured. Good Reason shall mean, without your prior written consent, other than in connection with the termination of your employment for “Cause” (as defined above) or incapacity (as set forth in Paragraph 8) or as a result of your death:

(i)

your removal from or any failure to re-elect you as President and Chief Executive Officer of Employer;

(ii)

your failure to be elected or reelected to the Board at any meeting of shareholders of the Company at which your term as director is scheduled to expire or position of director is subject to a vote;

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(iii)

the assignment to you by Employer of duties inconsistent with the usual and customary duties associated with a chief executive officer of a publicly traded company comparable to Employer;

(iv)

the diminution or withdrawal of a meaningful portion of your authority or responsibilities as set forth in Paragraph 2;

(v)

a reduction in your Base Salary, Bonus, Target Bonus or other compensation levels as the same may be increased from time to time during the Employment Term;

(vi)

Employer’s requiring you to be based anywhere other than the New York metropolitan area, except for required travel on the Company’s business;

(vii)

termination by you of your employment, during the thirty (30) day period following the twelve-month anniversary of the date on which there occurs a Material Event, based on your good faith determination that the occurrence of the Material Event has adversely and materially affected your ability to perform your CEO duties effectively; or

(viii)

any other material breach by Employer of its material obligations hereunder, including but not limited to a breach of Paragraph 2.

For purposes of clause (vii) above, a Material Event shall have occurred on the date on which a majority of the independent directors of the Board ceases to consist of (1) those individuals constitute the independent directors of the Board (the “Original Independent Directors”) and (2) those successor independent directors who are elected or appointed to the Board, either by a vote of the Board or by action of the shareholders of the Employer pursuant to a recommendation by the Board, as a result of the death or voluntary retirement or resignation of an Original Independent Director (or any such successor), including a voluntary determination by such Original Independent Director (or such successor) not to stand for re-election.

(c) Termination Without Cause. Employer may terminate your employment without Cause at any time during the Original Employment Term by written notice to you.

(d) Termination Payments, Etc.

(i)

Termination for Cause. In the event that Employer terminates your employment for Cause, Employer shall promptly pay and provide you with Accrued Compensation and Benefits. For purposes of this Agreement, “Accrued Compensation and Benefits” shall consist of: (w) reimbursement of any unpaid business expenses to which your are entitled to reimbursement pursuant to Paragraph 6 that were incurred prior to the effective date of your termination (the “Termination Date”); (x) your Base Salary through the Termination Date (as such date is determined in accordance with Paragraph 10(a) or 10(b), as applicable); (y) any Bonus with respect to any completed calendar year that is determined by the Compensation Committee for you for each calendar year in which you were employed but has not yet been paid; and (z) all other vested compensation and benefits to which you are entitled as of the Termination Date under the terms and conditions applicable to such compensation and benefits, including vested stock options, restricted shares, restricted stock units, the Deferred Salary and Deferred Compensation.

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(ii)

Termination without Cause or Resignation with Good Reason. In the event that Employer terminates your employment without Cause, or if you resign your employment for Good Reason, you shall be entitled to receive the following:

a.

Employer will pay and provide your Accrued Compensation and Benefits;

b.

Employer will pay you a prorated Bonus for the year of your termination of employment based on your Target Bonus and the number of calendar days of such year elapsed through the date of your termination of employment;

c.

Employer will pay you a severance payment (the “Severance Payment”) as follows:

(i) Upon a termination of your employment without Cause at any time during the Employment Term or by you for Good Reason prior: three (3) times the sum of: (A) your annual Salary in effect at the time of termination (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Employment Term); and (B) the average of the annual Bonuses payable to you (whether or not actually paid) with respect to the last three completed calendar years in which you served as the President and Chief Executive Officer of Employer (or such fewer years you served in such capacity) prior to the Termination Date.

(ii) Upon a termination of your employment for Good Reason during the Employment Term: the sum of: (A) three (3) times your annual Salary in effect at the time of termination (or, if your Salary has been reduced in violation of this Agreement, your highest Salary during the Employment Term); and (B) two (2) times the average of the annual Bonuses payable to you (whether or not actually paid) with respect to the last three completed calendar years in which you served as the President and Chief Executive Officer of Employer (or such fewer years you served in such capacity) prior to the Termination Date.

d.

All of your outstanding unvested Employer stock options will vest, and all such options and all of your outstanding Employer stock options that have previously vested will remain exercisable for (i) in the event such termination of employment is by Employer without Cause, the greater of the period provided in accordance with the provisions of grant, or for three (3) years from the end of Employment Term and (ii) in the event such termination of employment is by you for Good Reason, the third anniversary of the date of such termination, but in each case, in no event beyond their normal expiration date;

e.

All of your unvested and outstanding restricted stock and/or restricted stock units and any other type of equity awards that are then unvested and outstanding, in each case, as of the date on which the Employment Term ends shall vest and be settled within ten (10) business days after your Termination Date;

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f.

Employer will continue to provide you with life insurance coverage as set forth in Paragraph 5(b) until the end of the Original Employment Term (without regard to any earlier termination of the Employment Term) or, if earlier, the date on which you become eligible for at least as much insurance coverage from a third party employer at such employer’s expense; provided, however, that Employer may decrease the amount of life insurance coverage it provides you so long as the amount of such coverage that it continues to provide, and the amount of such coverage provided to you from a third party employer at such employer’s expense, aggregates at least the amount set forth in Paragraph 5(b); and

g.

You and your eligible dependents shall be entitled to continued participation at your sole cost, in all medical, dental and hospitalization benefit plans or programs (the “Health and Welfare Benefits”) in which you and/or they were participating on the date of the termination of your employment until the earlier of (A) 36 months following termination of your employment and (B) the date, or dates, you receive equivalent coverage and benefits under the plans and programs of a subsequent employer (the “Continuation Period”); but only to the extent that you make a payment to Employer in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage for a similarly situated active employee (and such employee’s dependants) of Employer on or before the first day of each calendar month commencing with the first calendar month following Termination Date and Employer shall reimburse you (on a tax-grossed up basis) for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period; provided, however, that, in the event Employer is unable to provide you with the Health and Welfare Benefits during the Continuation Period under the terms of the applicable Employer plan(s), Employer shall obtain comparable coverage for you and your dependants at no additional cost to you (including on a tax-grossed basis, if applicable) during the Continuation Period.

11. Death. If you die during the Employment Term, your beneficiary or estate shall be entitled to receive the following:

(i)

Employer will pay your Accrued Compensation and Benefits through the date of your death;

(ii)

Employer will pay a prorated Bonus for the year of your death based on your Target Bonus and the number of calendar days elapsed during the year through the date of your death;

(iii) all of your outstanding unvested Employer stock options will vest; (iv)

all such options and all of your outstanding options that have previously vested will remain exercisable for the period provided for under the terms of the applicable award agreement; and

(v)

all of your unvested and outstanding Restricted Stock and/or Restricted Stock Units and any other type of equity award will vest and be settled within ten (10) business days after the date of your death.

12. Indemnification. The Company shall indemnify you to the fullest extent allowed under applicable law. In connection therewith, the Company and you shall enter into an indemnification agreement, in substantially the form attached hereto as Appendix A, on the execution date of this Agreement.

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13. Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in New York, New York under the auspices of the American Arbitration Association, before a panel of three (3) arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the Association. Each party shall select an arbitrator and the two (2) arbitrators shall select a third and these three arbitrators shall form the panel. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered into in any court having jurisdiction thereof.

Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees and expenses of both parties, shall be borne by Employer if you prevail on at least one of the issues that is the subject of the arbitration. If you do not so prevail, you and Employer shall equally share costs of the arbitration or litigation and your attorneys’ fees, and the Employer shall bear its own attorneys’ fees and expenses. In any case the Employer shall bear all your reasonable attorneys’ fees and expenses upfront. Nothing herein shall prevent Employer from seeking equitable relief in court as provided for in Paragraph 7(i) or shall prevent either party from seeking equitable relief in court in aid of arbitration under applicable law.

After this Agreement has been executed by Employer and a fully executed copy returned to you via email / pdf or fax, it shall constitute a binding agreement between us.

Very truly yours,

Anavex Life Sciences Corporation	June 27th, 2013

/s/ Tom Skarpelos
Name: Tom Skarpelos
Title: Director

ACCEPTED AND AGREED:

/s/ Christopher Missling

Christopher Missling, PhD	July 5th, 2013

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APPENDIX A

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made on July 5th, 2013, by and between Anavex Life Sciences Corporation, a Nevada corporation (the “Company”), and Christopher Missling, PhD (the “Indemnitee”).

In consideration of the Indemnitee’s past and future services to or on behalf of the Company and to benefit the Company, the Company and the Indemnitee hereby agree as follows:

1. DEFINITIONS. For the purposes of this Agreement: a) “Claim” means any threatened, pending or completed action, suit or proceeding, liability, claim, damage, judgment, cost or expense (including attorneys’ fees, expenses, bonds and costs of investigation) or any inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. b) “Independent Counsel” means a law firm or member of a law firm that has not within the last five years represented the Company or the Indemnitee in a matter material to either or in a matter material to any other party to the action, suit or proceeding giving rise to the Indemnitee’s claim for indemnification under this Agreement. Independent Counsel shall not include any member of a law firm who would have a conflict of interest under applicable standards of professional conduct in representing the Company or the Indemnitee in an action hereunder. Such Independent Counsel shall be chosen by the Indemnitee and approved by the Board of Directors of the Company (the “Board of Directors”) which approval shall not be unreasonably withheld. c) “Reviewing Party” means (1) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by Independent Counsel in a written opinion, or (3) by the shareholders of the Company.

2. INDEMNITY. Subject to Sections 8 and 9 hereof, the Company agrees to indemnify and hold the Indemnitee harmless, to the fullest extent permitted by law, including, but not limited to, the extent and in the manner herein provided, from and against any and all Claims of any type arising from or related to his past or future acts or omissions as a director or officer of the Company and/or its subsidiaries (which term shall mean any entities of which the Company owns directly, or through any such subsidiaries, at least 50% of the voting stock (hereinafter referred to as “Subsidiaries”)), as applicable. This indemnity shall extend to all matters except to the extent applicable law prohibits indemnification.

3. JUDGMENTS. Subject to Sections 8 and 9 hereof, the Company agrees to promptly pay on behalf of the Indemnitee any and all judgments against the Indemnitee for damages arising from acts or omissions as a director or officer of the Company and/or its Subsidiaries when any such judgment becomes final and subject to execution against the Indemnitee, to the full extent allowable under applicable law.

4. APPEAL BONDS. Subject to Sections 8 and 9 hereof, the Company shall pay the cost of, provide collateral for and cause to be timely and duly filed in Court, appellate bonds to prevent execution of judgment against the Indemnitee during the pendency of appeals as the Indemnitee may reasonably initiate, to the full extent allowable under applicable law.

5. COST OF DEFENSE. Subject to Sections 8 and 9 hereof, the Company shall promptly pay the reasonable cost of the defense of the Indemnitee against any and all Claims against him arising from the Indemnitee’s past or future acts or omissions as a director or officer of the Company and/or its Subsidiaries when statements for legal services are delivered to the Company or the Indemnitee (including any required retainer amounts), to the full extent allowable under applicable law.

6. FINES, COSTS, FEES. Subject to Sections 8 and 9 hereof, the Company shall promptly pay on the Indemnitee’s behalf any fines, court costs, legal fees or other charges assessed against him related to any Claim where allegations against the Indemnitee arise from his acts or omissions as a director or officer of the Company and/or its Subsidiaries, to the full extent allowable under applicable law.

7. ADVANCE PAYMENT OF EXPENSES. Expenses incurred by the Indemnitee in connection with defending a Claim shall be paid by the Company as they are incurred and in advance of the final disposition of such Claim within twenty (20) days of receipt of an undertaking by the Indemnitee, in substantially the same form as Exhibit “A” hereto, to repay such amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company. If the Company fails to advance any amounts required to be advanced under this Section 7 within twenty (20) days after receipt of an undertaking by the Indemnitee, the Indemnity may at any time thereafter bring suit against the Company for specific performance or to recover the unpaid amount. If successful in whole or in part, the Indemnitee shall also be entitled to be paid the expense of prosecuting such claim.

8. GENERAL RIGHT TO INDEMNIFICATION. Upon written demand by the Indemnitee for indemnification under the terms of this Agreement (unless otherwise ordered by a court or advanced pursuant to Section 7 hereof or advanced pursuant to applicable law, as the same may be amended from time to time (but, in the case of any such amendment with reference to events occurring prior to the effective date thereof, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment)), the Indemnitee shall be entitled to such indemnification unless the Reviewing Party determines within thirty (30) days of receiving Indemnitee’s written demand that the Indemnitee would not be permitted to be indemnified under applicable law. The Indemnitee and its counsel shall be given an opportunity to be heard and to present evidence on the Indemnitee’s behalf before the Reviewing Party. If the Reviewing Party determines that the Indemnitee is not entitled to indemnification, the Reviewing Party shall provide the Indemnitee, concurrently with its determination, a detailed written explanation setting forth its reasons. The failure to provide the Indemnitee with a detailed written explanation shall entitle the Indemnitee to a presumption that the Indemnitee has met the applicable standard of conduct and that the unfavorable determination was wrongful in any subsequent suit brought by either the Indemnity or the Company to determine whether the Indemnitee is entitled to indemnification.

9. RIGHT OF INDEMNITEE TO BRING SUIT.

a) If there has been no determination by the Reviewing Party or if the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to bring suit seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof (and the Indemnitee shall be entitled to any presumption specified in Section 8 hereof), and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.

b) In any action brought by the Indemnitee to enforce a right to indemnification hereunder, or by the Company to recover payments by the Company of expenses incurred by the Indemnitee in connection with a Claim in advance of its final disposition, the burden of proving that the Indemnitee is not entitled to be indemnified under this Agreement or otherwise shall be on the Company. Neither the failure of the Company or the Reviewing Party to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth under applicable law, nor an actual determination by the Company or the Reviewing Party that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnitee, be a defense to the Claim.

c) The Company shall pay all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with such judicial determination, whether or not the Indemnitee prevails in such proceeding.

10. INSURANCE. If a loss, payment or expense contemplated by this Agreement is paid by the Company and is also covered by collectible insurance, the Indemnitee shall cooperate with the Company to effect collection of all available insurance and through assignment, reimbursement to the Company or otherwise exercise all reasonable efforts to cause applicable insurance benefits to be paid to or on behalf of the Company, thus reducing the Company’s payments under this Agreement.

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11. LAW, CONSTRUCTION, ARBITRATION. This Agreement is to be liberally construed to provide the Indemnitee with the broadest indemnity permitted by applicable law and ambiguities in the terms of this Agreement, if any, choice of law, or construction of laws are to be resolved in the Indemnitee’s favor. The Indemnitee shall be entitled to the benefits of all changes in law, whether effected by statute, regulation, rule, judicial decision or otherwise, which in any way expand his right to be indemnified by the Company or to have the Company advance his expenses. The laws of the State of New York shall apply.

12. OTHER MEANS OF INDEMNITY. The Company acknowledges that the benefits to the Indemnitee of this Agreement are not exclusive and that the Indemnitee retains all rights of indemnity or repayment from the Company that are available to him by applicable law, other agreements, the Articles of Incorporation and By-Laws of the Company and/or its Subsidiaries or by vote of the Board of Directors or shareholders of the Company.

13. SUBROGATION. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company to bring suit to enforce such rights.

14. NO DUPLICATION OF PAYMENTS. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy or otherwise).

15. TERM. This Agreement shall remain in full force and effect until terminated by the mutual consent of the parties in writing. Termination of the Indemnitee’s status as a director or officer of the Company and/or its Subsidiaries does not terminate this Agreement. This Agreement shall inure to the benefit of the Indemnitee, his estate, heirs, and the personal representative (executor/administrator) of his estate.

16. GOOD FAITH. If any dispute arises under this Agreement or any attack is made by any party related to the enforcement of this Agreement, it shall be conclusively presumed that the Indemnitee acted in good faith in executing this Agreement and for the best interest of the Company. The Company acknowledges that it is fully informed of all decisions and votes made by the Indemnitee in the past, if any, and recognizes its right to keep itself informed in the future.

17. DEFENSE. If any claim is threatened or commenced against the Indemnitee other than by or on behalf of the Company, he shall notify the Company in writing. His failure to do so or to do so promptly, however, shall not diminish his rights under this Agreement except to the extent the Company demonstrates by clear and convincing evidence that his failure caused it actual damage. The Company may assume the defense of the claim, but only if it pays all costs and expenses of defense, acknowledges to the Indemnitee in writing that it is obligated to indemnify him with respect to the claim, and permits him to select defense counsel. Any counsel the Indemnitee selects shall be reasonably satisfactory to the Company. If the Company assumes the defense, the Indemnitee shall cooperate with the Company in that defense if it pays his costs and expenses of doing so. The Company shall not settle any claim in any manner which would impose a penalty, liability or limitation on the Indemnitee unless the Indemnitee first consents to the settlement in writing. He shall not withhold his consent unreasonably.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (including portions of any paragraph of this Agreement containing an invalid, illegal or unenforceable provision) shall not be impaired. To the extent practicable, any invalid, illegal or unenforceable provision of this Agreement shall be deemed modified as necessary to comply with all applicable laws.

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19. AMENDMENTS AND WAIVERS. No amendment of this Agreement shall be binding unless the amendment is written and executed by both parties. Any waiver of a provision of this Agreement shall not constitute a waiver of any other provision.

20. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be duly executed as of the date first above written.

By: Anavex Life Sciences Corporation                                                       July 27th, 2013

Tom Skarpelos	Christopher Missling

Name: Tom Skarpelos	Name: Christopher Missling, PhD
Title: Director

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EXHIBIT “A”

UNDERTAKING

WHEREAS, the undersigned is a defendant in an action brought in (insert name and location of court) entitled (insert name and number of action) (the “Action”); and

WHEREAS, the Board of Directors of ___________ , a _______ corporation (the “Corporation”), has authorized, subject to receipt by the Corporation of an appropriate undertaking, the payment by the Corporation in advance of the final disposition of the Action of expenses (including, without limitation, attorneys’ fees) reasonably incurred by the undersigned in defending the Action; and

WHEREAS, any amounts paid to or on behalf of the undersigned in advance of the final disposition of the Action by the Corporation for expenses (including, without limitation, attorneys’ fees) reasonably incurred in defending the Action shall be paid without prejudice to any rights to which the Corporation or the undersigned may otherwise be entitled;

NOW, THEREFORE, the undersigned does hereby undertake to repay to the Corporation any amounts heretofore or hereafter paid by the Corporation to or on behalf of the undersigned in advance of the final disposition of the Action for expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in defending the Action, if it shall ultimately be determined that the undersigned is not entitled to be indemnified by the Corporation pursuant to applicable law or the Corporation’s By-Laws.

Dated: